Exhibit 99.1

22nd Century Group (Nasdaq: XXII) Acquires GVB Biopharma, a Leading Hemp/Cannabis Company

•	Provides Transformational Platform to Rapidly Grow Hemp/Cannabis Franchise
•	Transaction Immediately Accretive and Will Double Company’s Total Revenue
•	Adds Significant Commercial Scale to Existing Hemp/Cannabis Franchise
•	GVB Biopharma has Achieved Strong Growth and Leading Market Share in Hemp-Derived Active Ingredients

BUFFALO, N.Y., May 13, 2022 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technology, today announced the acquisition of privately held GVB Biopharma. As a contract development and manufacturing organization (CDMO), GVB is believed to be one of the largest providers of hemp-derived active ingredients for the pharmaceutical and consumer goods industries worldwide based on total tonnage.

GVB has industry leading market positions and expertise in all facets of the hemp/cannabis industry, which include:

•	Research and genetics
•	Proprietary cryogenic hemp extraction
•	Refining, conversion, and product formulation technology
•	Leading supplier of Active Pharmaceutical Ingredients (API)
•	Low-cost, scalable manufacturing capabilities
•	Regulatory and compliance expertise
•	Industry trusted high-quality products
•	Current international capabilities

GVB’s strengths complement 22nd Century’s existing upstream and downstream value chains, which includes expertise in cannabinoid receptor science with CannaMetrix, plant research and proprietary genetics through its KeyGene partnership, breeding expertise with Extractas, and cultivation capabilities at Needle Rock Farms. The combination with 22nd Century establishes a global one-of-a-kind asset to serve the rapidly growing hemp/cannabis ingredient market.

GVB expects 2022 revenue of approximately $48 million, a 58% increase year-over-year, gross margin in excess of 44% and positive cash flow. Upon closing, the transaction is expected to more than double 22nd Century’s revenue, be immediately accretive to adjusted EBITDA, and generate positive cash flow from the acquired assets in the near term.

James A. Mish, chief executive officer of 22nd Century Group, stated: “GVB represents a transformational acquisition for 22nd Century that will enable us to rapidly grow our hemp/cannabis franchise. GVB is one of the largest CBD suppliers globally, possessing innovative, vertically integrated cannabinoid product manufacturing technologies driving industry leading scale and cost efficiency. In addition to immediately expanding our hemp/cannabis franchise capabilities, GVB represents an opportunity to double our revenue and internalize a comprehensive contract manufacturing and extraction platform which can be used to directly and exclusively monetize our differentiated and proprietary hemp/cannabis plant genetics and intellectual property. We are enthusiastic to begin working with the highly regarded and very experienced management team at GVB.”

“We are excited to combine with 22nd Century group, pairing our production and manufacturing capabilities together with the best hemp/cannabis plant science in the world,” said Phillip Swindells, Chief Executive Officer at GVB. “Since 2017, we have built a loyal customer base and continue to add new, rapidly growing customers as demand in our industry accelerates. We sold more than five billion doses of CBD in 2021, and we look forward to further scaling our business as a part of 22nd Century’s comprehensive platform.”

GVB is widely regarded as a best-in-class operator with an estimated 15% share of the hemp-derived active ingredients market. The company is a trusted supplier to leading CBD and cannabinoid brands, including Cookies, Nuleaf and Canaxis Pharma. GVB’s formulation capabilities and GMP certified facilities are uniquely suited to manufacture vastly improved pharmaceutical and consumer goods products that leverage and monetize 22nd Century’s proprietary plant genetics and research capabilities.

GVB is also well positioned to lead international expansion, including multiple international joint ventures in Europe to co-develop and co-own processing and distribution companies aligned to market needs. GVB currently has offices in the United Kingdom and Brussels.

The company operates three manufacturing facilities in Oregon and Nevada, including a 30,000 sq. ft. hemp ingredient manufacturing facility in Central Oregon, a 40,000 sq. ft. white-label, finished product manufacturing facility in Las Vegas, and an industrial-scale hemp extraction facility in Prineville, Oregon.

The aggregate consideration for the transaction consisted of (i) the assumption of approximately $4.5 million of debt, (ii) GVB’s closing costs, and (iii) the issuance to GVB of 32,900,000 unregistered shares of common stock of the Company.

Cowen served as exclusive financial advisor to GVB. Grant Thornton provided an independent valuation for 22nd Century. Dorsey & Whitney LLP served as legal counsel to GVB, and 22nd Century’s legal counsel was Shulman Rogers PC.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) a leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technology, The Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021, now in a pilot marketing program in the United States. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube. Learn more about VLN® at tryvln.com.

About GVB BioPharma

Founded in 2016, GVB is one of the world’s leading innovators in hemp technology. GVB is at the vanguard of the organic cultivation, research, development, and marketing of hemp-based wellness solutions for suppliers, customers, and consumers around the globe. We believe passionately in the powerful, life-enhancing qualities of CBD and other hemp-based products and take pride in our research in every facet of hemp cultivation and production. Our work changes lives for the better.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Mei Kuo

22nd Century Group, Inc.

Director, Communications & Investor Relations

T: 716-300-1221

mkuo@xxiicentury.com

Darrow Associates Investor Relations

Matt Kreps

T: 214-597-8200

mkreps@darrowir.com